Exhibit a.1

CERTIFICATE OF TRUST

OF

FIRST EAGLE MUNICIPAL HIGH INCOME FUND

This Certificate of Trust of First Eagle Municipal High Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is First Eagle Municipal High Income Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David P. O’Connor
Name: David P. O’Connor
Title: Trustee